Consent of Independent Registered Accounting Firm

The Board of Directors:

We hereby consent to the use in Amendment No. 1 to this Registration Statement (333-130412) filed on Form S-4 of our report dated March 14, 2006, relating to the financial statements of Sand Hill IT Acquisition Corp. as of December 31, 2004 and 2005 and for the period from inception (April 15, 2004) to December 31, 2004 and for the year ended December 31, 2005.

Hein & Associates LLP

Houston, Texas
March 16, 2006